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                                                                  Exhibit 10.10

                            FIRST AMENDMENT TO LEASE


This First Amendment to Lease, dated as of August 9, 2000 (Amendment), between RYAN 900, LLC, a Minnesota limited liability company (Landlord), and RETEK INC., a Delaware corporation (Tenant);

WITNESSETH, that:

WHEREAS, Landlord and Tenant have entered into a Lease dated November 8, 1999 (Lease) for approximately 217,775 rentable square feet on the 8th, 9th, 10th, 11th and 12th floors of the building being developed by Landlord on the block bounded by Nicollet Mall, LaSalle Avenue, South 9th Street and South 10th Street in the City of Minneapolis, County of Hennepin, State of Minnesota; and

WHEREAS, Landlord and Tenant desire and intend hereby to amend the Lease as specifically hereinafter set forth and provided.

NOW, THEREFORE, in consideration of the mutual terms hereof, Landlord and Tenant agree that the Lease shall be and hereby is amended as follows:

1. The description of the Premises contained in the Basic Lease Information is hereby deleted and replaced in its entirety by the following:

         "The Premises will be delivered to Tenant in three phases.

         As of the Commencement Date, the Premises will consist of floors 10 and 11 and portions of floor 4 and floor 5 of the Building. Each of floors 10 and 11 consists of approximately 43,505 square feet of Rentable Area. The portion of floor 5 included in the Premises consists of approximately 26,520 square feet of Rentable Area and is shown crosshatched on the 5th floor plan attached hereto as part of Exhibit
         A. The portion of floor 4 included in the Premises consists of approximately 42,058 square feet of Rentable Area, and is shown crosshatched on the 4th floor plan attached hereto as part of Exhibit
         A. As of the Commencement Date, the Premises will consist of approximately 155,588 square feet of Rentable Area.

         As of the later of a) the first day of the third (3rd) full month of the Term or b) December 1, 2001 ("Phase 2 Commencement"), the Premises will consist of floors 9, 10, 11 and said portions of floor 4 and floor 5 of the Building. The 9th floor consists of approximately 43,505 square feet of Rentable Area. As of the Phase 2 Commencement, the Premises will consist of approximately 199,093 square feet of Rentable Area.

         As of the later of a) the first day of the fifth (5th) full month of the Term or b) March 1, 2002 ("Phase 3 Commencement"), the Premises will consist of floors 8, 9, 10, 11 and said portions of floor 4 and floor 5 of the Building. The 8th floor consists of approximately 43,505 square feet of Rentable Area. As of the Phase 3 Commencement, the Premises will consist of approximately 242,598 square feet of Rentable Area."


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2.       The floor plans which are attached hereto as Exhibit A are substituted for the floor plans which are attached as Exhibit A to the Lease.

3. The words "floors 10, 11 and 12" in the second sentence of Section 2.1 are deleted, and the words "floors 10 and 11 and portions of floor 4 and floor 5" are substituted in place thereof.

4. Section 1.2 - Expansion Options - is hereby deleted and replaced in its entirety by the following:

         "1.2 Expansion Options. Subject to the terms and conditions set forth in this Section 1.2, Landlord grants to Tenant options to add space ("EXPANSION SPACE") to the Premises as follows:

                  (a) The maximum Expansion Space shall be approximately 98,510 square feet of Rentable Area, to be leased at Tenant's option in two options (collectively, the "EXPANSION OPTIONS"). The first option ("FIRST EXPANSION OPTION") shall be at Tenant's election with respect to either seventh floor of approximately 43,505 square feet of Rentable Area or sixth and seventh floors each containing approximately 43,505 square feet of Rentable Area in the Building ("FIRST EXPANSION SPACE"). The second option ("SECOND EXPANSION OPTION") shall be for a portion of floor 4, as shown on the floor plan attached as Exhibit B, consisting of no less than 8,500 and no more than 11,500 square feet of Rentable Area ("SECOND EXPANSION SPACE").

                  (b) Tenant shall have the right to exercise its Expansion Options as follows: Tenant shall have the right to exercise the First Expansion Option no later than December 31, 2001. Tenant shall have the right to exercise the Second Expansion Option no later than the last day of the thirty sixth (36th) full month of the Term which, based upon the Scheduled Commencement Date, would be September 30, 2004. If Tenant shall fail to exercise any Expansion Option by the dates provided, it shall be deemed to have waived the right to exercise the Expansion Option in question. Each Expansion Option shall be exercised by Tenant giving written notice to Landlord of its election, and as to the First Expansion Option, Tenant's determination as to taking one or two floors.

                  (c) Unless accelerated as provided herein, Landlord shall deliver the First Expansion Space to Tenant, and such space shall become a part of the Premises, on the later of January 1, 2003, and the date Landlord delivers the First Expansion Space to Tenant with Landlord's Work Substantially Complete. The First Expansion Space shall be delivered to Tenant in a manner consistent with Section 2.1 as to Landlord's construction obligations set forth in the Construction Rider defined in Section 2.1 ("LANDLORD'S WORK"), Substantial Completion and conditions precedent to delivery to Tenant, and with the same Tenant Improvement Allowance provided to Tenant. Tenant shall provide Final Tenant Improvement Plans to Landlord for the First Expansion Space no later than August 1, 2002. Landlord shall deliver the Second Expansion Space to Tenant between the first day of the 39th full month of the Term and the first day of the 54th full month of the Term which, based upon the Scheduled Commencement Date, would be between December 1, 2004 and March 1, 2006. The Second Expansion Space shall be delivered to Tenant in its "As-Is" condition, but constructed to at least the Base Building condition as specified in Exhibits D & E. If the


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         Second Expansion Space has not been constructed beyond the Base
         Building condition set forth in Exhibits D & E, the determination of Market Rate will reflect the unimproved condition of the space. The space leased pursuant to the Second Expansion Option shall be added to the Premises on the date of delivery thereof by Landlord, but Tenant's obligation to pay Rent with respect thereto shall not commence until the earlier of (i) the date which is four (4) months after such delivery date, or (ii) the date on which Tenant commences using such space for business purposes.

                  (d) Within thirty (30) days of receiving Tenant's notice exercising the Second Expansion Option, Landlord shall give notice of Landlord's good faith estimate of the Market Rate for the Second Expansion Space. The Market Rate set forth in such notice by Landlord shall be controlling unless within thirty (30) days after such notice Tenant shall notify Landlord that it objects to Landlord's estimate of Market Rate, in which case the Market Rate shall be determined in accordance with Section 3.5 of this Lease. If the Market Rate has not been determined prior to the date when monthly Rent on the Second Expansion Space commences, then Tenant shall pay monthly Rent based upon Landlord's estimate until the monthly Rent has been determined, at which time Landlord shall pay to Tenant or Tenant shall pay to Landlord, as appropriate, the amount equal to the overpayment or underpayment of Rent for such Second Expansion Space.

                  (e) If at the time of exercise or at any time thereafter until the commencement of the Term as to any Expansion Space, an Event of Default exists under this Lease, Tenant will have no right to exercise its option as to the relevant Expansion Space and/or to lease such Expansion Space.

                  (f) Within ten (10) days after request by Landlord or Tenant, the parties will execute an amendment to this Lease, in the form prepared by Landlord, adding to the Premises any Expansion Space which Tenant has elected to lease, as of the date of commencement of the Term with respect to such Expansion Space, and otherwise upon the terms and conditions of this Lease.

         Tenant may elect to accelerate the Scheduled Commencement Date for the First Expansion Space. Upon written notice of Tenant's intent to accelerate the Scheduled Commencement Date and the space to which such acceleration applies, Landlord shall make a commercially reasonable effort to deliver such space in the condition provided for in this Lease as of the date specified by Tenant, but Landlord, acting diligently, shall have no liability for failing to so deliver.

         If Tenant exercises its occupancy acceleration right and Landlord delivers the First Expansion Space to Tenant prior to its scheduled delivery/commencement dates under the Lease and in the condition required under this Lease, Tenant shall receive a credit ("Rent Credit") against Rent due under this Lease for each month the respective delivery dates are accelerated. The Rent Credit will be applied against the first installments of Rent coming due after the respective accelerated delivery/commencement dates. If the respective scheduled delivery/commencement dates are accelerated for any partial month, the Rent Credit will be prorated for such partial month on the basis of the total number of days in that particular month. The Rent Credit will be an amount equal to $1.67 multiplied by the number of rentable square feet of space delivery of which is accelerated, multiplied by the number of months (or partial months) the respective scheduled delivery/commencement dates are accelerated.


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         For example, if Tenant exercises its acceleration right with respect to the First Expansion Space (currently scheduled for delivery on January 1, 2003) and Landlord delivers the First Expansion Space to Tenant on October 15, 2002 (with all of the delivery conditions of Section 2.1 satisfied such that the commencement date for the First Expansion Space is October 15, 2002), Tenant will receive a Rent Credit equal to $1.67 multiplied by the Rentable Area of the First Expansion Space multiplied by 2.484 (the partial month happens to be a month with 31 days, and 15 divided by 31 equals 0.484 when rounded to 3 decimal points)."

5. The description of Base Rent contained in the Basic Lease Information is hereby deleted and replaced in its entirety by the following:

         "Base Rent:
         Months 1-6: The sum of a) $18.12 per rentable square foot per year multiplied by 24,823 rentable square feet, plus b) $16.50 per rentable square foot per year multiplied by the square foot rentable area of the Premises in excess of 24,823 rentable square feet.

         Months 7-60: The sum of a) $18.12 per rentable square foot per year multiplied by 24,823 rentable square feet, plus b) $17.93 per rentable square foot per year multiplied by the square foot rentable area of the Premises in excess of 24,823 rentable square feet.

         Months 61-120: The sum of a) $18.12 per rentable square foot per year multiplied by 24,823 rentable square feet, plus b) $18.93 per rentable square foot per year multiplied by the square foot rentable area of the Premises in excess of 24,823 rentable square feet.

         Months 121-150: The sum of a) $19.62 per rentable square foot per year multiplied by 24,823 rentable square feet, plus b) $19.91 per rentable square foot per year multiplied by the square foot rentable area of the Premises in excess of 24,823 rentable square feet."

6. The second paragraph of Section 3.1 is hereby deleted and replaced in its entirety by the following:

         "Tenant shall receive a credit in the amount of Two Hundred Eighty Thousand Nine Hundred Forty Seven and 00/100 Dollars ($280,947.00) against Base Rent first due under the terms of this Lease."

7. Section 4 - SECURITY DEPOSIT - is hereby deleted and replaced in its entirety by the following:

         "4. Security Deposit. On or before January 31, 2000, Tenant shall deposit with Landlord the amount specified in the Basic Lease Information as the Security Deposit (the "SECURITY DEPOSIT") as security for the performance of Tenant's obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant's failure to perform any of Tenant's obligations hereunder and for which Landlord is entitled to recover under the terms of this Lease. In such event Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall, within thirty (30) days of such expiration or termination, return


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         to Tenant the Security Deposit or the balance thereof then held by
         Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord's general and other funds. Landlord shall not be required to pay interest on the Security Deposit to Tenant.

         The initial amount of the Security Deposit shall be Eleven Million Nine Hundred Thousand and 00/100 Dollars ($11,900,000.00). If Tenant's Net Worth, consisting of Total Equity and Deferred Revenue, as determined in accordance with Generally Accepted Accounting Principles ("NET WORTH"), for a period of three (3) consecutive calendar years during the Term, as determined at the end of each quarter is greater than Seventy Five Million and 00/100 Dollars ($75,000,000.00), the amount of the Security Deposit shall, effective immediately on the first day of the fourth (4th) consecutive calendar year, be reduced by Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00). Following the twelfth consecutive month after the Security Deposit has been reduced by Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00), in which Tenant's Net Worth is, as determined at the end of each quarter, greater than Seventy Five Million and 00/100 Dollars ($75,000,000.00), the amount of the Security Deposit shall be reduced by an additional Three Million Seven Hundred Fifty Thousand and 00/100 Dollars ($3,750,000.00), effective on the first day of the thirteenth (13th) consecutive month.

         The amount of the Security Deposit shall, from time to time upon request by Tenant, be further reduced by an amount equal to any reduction in Landlord's obligation for Total Remaining Rent, as defined in Section 34 of the Lease, provided, however, that the amount of the Security Deposit shall not be reduced by reason of Landlord's payment of rent. In no event shall the amount of the Security Deposit be reduced pursuant to the terms of this paragraph by an amount greater than Four Million Four Hundred Thousand and 00/100 Dollars ($4,400,000.00).

         During such time as Tenant's Net Worth is greater than Seventy Five Million and 00/100 Dollars ($75,000,000.00), no Security Deposit shall be required. If as of the end of any fiscal quarter Tenant's Net Worth is less than Seventy Five Million and 00/100 Dollars ($75,000,000.00), Tenant shall promptly, but in any event within thirty (30) days, deposit with Landlord the amount provided for in this Section 4. The Security Deposit may be in the form of an unconditional and irrevocable letter of credit issued by a national bank reasonably acceptable to Landlord. Landlord may draw upon the letter of credit if it is not extended or replaced at least thirty (30) days prior to its expiration date. Landlord will accept Tenant's unaudited financial statement on January 31, 2000, to establish Tenant's Net Worth as of that date."

8. The amount of the Security Deposit set forth in the Basic Lease Information is increased from $7,500,000.00 to $11,900,000.00.

9. The Rentable Area of the Building set forth in the Basic Lease Information is changed from approximately 487,607 square feet to approximately 450,976 square feet. The estimated Tenant's Share as of the Commencement Date set forth in the Basic Lease Information is changed from 26.8% to 34.5%.


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10.      The amount of the Landlord contribution toward the Tenant Improvements
         Allowance with respect to the Premises pursuant to paragraph 2.5(a) of Exhibit B to the Lease is hereby reduced by Thirty Five Thousand Two Hundred Sixty Three and no/100 Dollars.

11. Section 36 - Project/Building Name is hereby deleted and replaced in its entirety by the following: "36. Project/Building Name. The name "Retek on the Mall" shall be affixed as primary building signage above the Nicollet Mall entrance to the Building. The Nicollet Mall lobby entrance shall be a shared entry for the benefit of Tenant and any other tenant occupying all or substantially all of the third floor of the Building." The name "Retek" shall be affixed as primary building signage at the Tenth Street entrance to the Building.

12.      Exhibit F to the Lease is deleted in its entirety.

13. Storage Space: Landlord does hereby lease and Tenant does hereby take a storage area of approximately 8,000 square feet located on the Penthouse level of the Building, for the Term of the Lease, at an initial rental rate of $12.00 per square foot. The rental rate for the storage space shall be subject to adjustment at three year intervals to that charged for similar space in similar buildings in downtown Minneapolis, MN. Tenant may, at its sole discretion terminate this Lease as to the Storage Space demised by this section, as of the last day of each third year, upon ninety (90) days written notice to Landlord.

EXCEPT as expressly amended or supplemented herein, the Lease is and shall remain and continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this Amendment is hereby executed and delivered as of the date and year first above written.

LANDLORD:                  RYAN 900, LLC

                           BY: /s/ Tim Gray
                              --------------------------------------
                           ITS: CFO
                               -------------------------------------


TENANT:                    RETEK INC.

                           BY: /s/ Gregory A. Effertz
                              --------------------------------------

                           ITS: CFO
                               -------------------------------------


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